FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration No. 333-260501
October 26, 2021

Algonquin Power & Utilities Corp.
Bought Deal Treasury Offering of Common Shares
Term Sheet

AN AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS CONTAINING IMPORTANT INFORMATION RELATING TO THE SECURITIES DESCRIBED IN THIS DOCUMENT HAS NOT YET BEEN FILED WITH THE SECURITIES REGULATORY AUTHORITIES IN EACH OF THE PROVINCES OF CANADA. A COPY OF THE AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS IS REQUIRED TO BE DELIVERED TO ANY INVESTOR THAT RECEIVED THIS DOCUMENT AND EXPRESSED AN INTEREST IN ACQUIRING THE SECURITIES. THERE WILL NOT BE ANY SALE OR ANY ACCEPTANCE OF AN OFFER TO BUY THE SECURITIES UNTIL A RECEIPT FOR THE FINAL SHORT FORM PROSPECTUS HAS BEEN ISSUED. THIS DOCUMENT DOES NOT PROVIDE FULL DISCLOSURE OF ALL MATERIAL FACTS RELATING TO THE SECURITIES OFFERED. INVESTORS SHOULD READ THE AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS, THE FINAL SHORT FORM PROSPECTUS AND ANY AMENDMENT FOR DISCLOSURE OF THOSE FACTS, ESPECIALLY RISK FACTORS RELATING TO THE SECURITIES OFFERED, BEFORE MAKING AN INVESTMENT DECISION.

THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PRELIMINARY SHORT FORM PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. THE SECURITIES DESCRIBED IN THIS DOCUMENT MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. BEFORE READERS INVEST, THEY SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THE OFFERING. THE COMPANY HAS ALSO FILED A PRELIMINARY SHORT FORM PROSPECTUS RELATING TO THE OFFERING WITH EACH OF THE PROVINCIAL SECURITIES REGULATORY AUTHORITIES IN CANADA. POTENTIAL INVESTORS MAY GET ANY OF THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR VIA SEDAR AT WWW.SEDAR.COM. COPIES OF SUCH DOCUMENTS MAY ALSO BE OBTAINED FROM CIBC CAPITAL MARKETS, 181 BAY STREET, 5TH FLOOR, TORONTO, ON M5J 2S8, BY TELEPHONE AT 1-416-956-6378 OR BY EMAIL AT MAILBOX.CANADIANPROSPECTUS@CIBC.COM; OR SCOTIA CAPITAL INC., ATTENTION: EQUITY CAPITAL MARKETS, SCOTIA PLAZA, 62ND FLOOR, 40 KING STREET WEST, TORONTO, ONTARIO M5H 3Y2, OR BY TELEPHONE AT 1-416-863-7704 AND IN THE UNITED STATES FROM SCOTIA CAPITAL (USA) INC., ATTENTION: EQUITY CAPITAL MARKETS, 250 VESEY STREET, 24TH FLOOR, NEW YORK, NEW YORK, 10281, OR BY TELEPHONE AT 1-212-225-6853 OR BY EMAIL AT EQUITYPROSPECTUS@SCOTIABANK.COM.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

Issuer:	Algonquin Power & Utilities Corp. (“Algonquin” or the “Company”).

Offering:	Treasury offering of 44,080,000 common shares (the “Common Shares”) of the Company, before giving effect to the Over-Allotment Option (as defined below).

Offering Size:	C$800,052,000 before giving effect to any exercise of the Over-Allotment Option.

Offering Price:	C$18.15 per Common Share.

Over-Allotment Option:
The Company has granted the underwriters an option to purchase up to an additional 6,612,000 Common Shares to cover over-allotments, if any, such option to be exercised in whole or in part at the sole discretion of the underwriters, at any time until 30 days after the Closing Date.

Use of Proceeds:
The net proceeds of the Offering are expected to be used (a) to partially finance the acquisition of Kentucky Power Company and AEP Kentucky Transmission Company, Inc., and related expenses, which acquisition is expected to close in mid-2022 and, (b) in the short-term, prior to the closing of the acquisition, reduce amounts outstanding under existing credit facilities of the Company and its subsidiaries.

Dividends:
The first cash dividend which purchasers of the Common Shares may be entitled to receive is the dividend expected to be paid on or about January 14, 2022 to holders of record on or about December 31, 2021 if declared by the board of directors of the Company in their discretion.
The Company most recently declared and paid a quarterly dividend of US$0.1706 per Common Share on October 15, 2021 to holders of record on September 30, 2021.

Listing:	The Common Shares are listed on the TSX and the NYSE under the symbol “AQN”.

Eligibility:	Eligible for RRSPs, RRIFs, DPSPs, RDSPs, TFSAs and RESPs, subject to customary qualifications.

Offering Procedure:
Public offering in all provinces of Canada by way of short form prospectus, in the United States pursuant to a registration statement under the Multi-Jurisdictional Disclosure System, and internationally as permitted. A copy of the short form prospectus will be available on www.sedar.com.

Underwriting Basis:	Bought deal, subject to a mutually acceptable underwriting agreement containing “disaster out”, “regulatory out” and “material adverse change out” clauses running to Closing.

Bookrunners:	CIBC Capital Markets and Scotiabank.

Closing Date:	On or about November 8, 2021.

Underwriting Fee:	4.00% of the gross proceeds of the Offering.